Exhibit 99.1

NEWS

Contact:	John Haudrich (investors), 314-656-5375
Stephanie Meiners (investors), 314-656-5371
Tom Lange (media), 314-656-5369
www.smurfit-stone.com

SMURFIT-STONE ANNOUNCES EARLY RESULTS AND RECEIPT OF REQUISITE
CONSENTS FOR TENDER OFFER AND CONSENT SOLICITATION

CHICAGO, March 26, 2007  — Smurfit-Stone Container Corporation (Nasdaq: SSCC) today announced the interim results of the previously announced cash tender offer and consent solicitation by its wholly-owned subsidiary, Smurfit-Stone Container Enterprises, Inc. (“SSCE”), for SSCE’s 9¾% senior notes due 2011 (the “9¾% Senior Notes”).  As of 5:00 pm Eastern time on March 23, 2007 (the “Early Tender Date”), tenders and consents with respect to $546,167,000 aggregate principal amount of the outstanding 9¾% Senior Notes (approximately 84.3% of the total outstanding principal amount) were delivered and have been accepted for purchase by SSCE.  Therefore, SSCE has received the requisite consents from holders of the 9¾% Senior Notes to amend the indenture governing the 9¾% Senior Notes (the “Indenture”).

SSCE has executed a supplemental indenture with The Bank of New York, as Trustee, effectuating the proposed amendments to the Indenture, as described in the Offer to Purchase and Consent Solicitation Statement dated March 12, 2007.

Holders of the tendered 9¾% Senior Notes accepted for payment will receive a total consideration of $1,035 per $1,000 principal amount tendered, plus accrued interest.  SSCE anticipates that payment for such 9¾% Senior Notes will be made on or about March 26, 2007. The tender offer expires at 12:00 midnight Eastern time on April 6, 2007 (the “Expiration Time”).  Holders that tender their 9¾% Senior Notes prior to the Expiration Time but after the Early Tender Date will receive consideration of $1,005 per $1,000 principal amount tendered, plus accrued interest.

For additional information regarding the tender offer and consent solicitation, please contact Deutsche Bank, the dealer manager and consent solicitation agent for the tender offer and the consent solicitation, at 212-250-7772, or D.F. King, the information agent for the tender offer and the consent solicitation.  Bankers and brokers may call D.F. King collect at 212-269-5550; others may call toll free at 800-669-5550.

This press release shall not constitute an offer to purchase or a solicitation of an offer to sell any notes.  The tender offer is made solely by the Offer to Purchase document distributed to holders of the 9¾% Senior Notes in connection with the tender offer and the related letter of transmittal.

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Smurfit-Stone Container Corporation’s (Nasdaq: SSCC) innovative packaging solutions help its customers to grow their businesses and profits.  As North America’s premier packaging company, Smurfit-Stone is the industry’s leading integrated manufacturer of paperboard and paper-based packaging.  Smurfit-Stone also is one of the world’s largest paper recyclers. The company has led the industry in safety performance every year since 2001 and conducts its business in compliance with the environmental, health and safety principles of the American Forest & Paper Association. Smurfit-Stone operates approximately 180 facilities and employs approximately 25,200 people.

This press release contains statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to changes in general economic conditions, continued pricing pressures in key product lines, seasonality and higher recycled fiber and energy costs, as well as other risks and uncertainties described in “forward-looking statements” in the company’s annual report on form 10-K for the year ended December 31, 2006, as updated from time to time in the company’s Securities and Exchange Commission filings.